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                                 EXHIBIT 99.1



Contact:    Timothy Mann, Jr.                      For Immediate Release
                                                   ---------------------
            Chief Executive Officer
            Acsys, Inc.
            (404) 817-9440 Ext. 3320

            Brady W. Mullinax, Jr.
            Chief Financial Officer
            Acsys, Inc.
            (404) 817-9440 Ext. 3312

           ACSYS, INC. ANNOUNCES MOVE TO THE AMERICAN STOCK EXCHANGE
                               UNDER SYMBOL AYS

ATLANTA (August 31, 1999) - Acsys, Inc. (Nasdaq/NM:ACSY), a leading provider of specialty professional staffing services, today announced that its Common Stock has been accepted for listing on the American Stock Exchange. It is anticipated that the Company's Common Stock will begin trading on the American Stock Exchange under the symbol AYS on September 7, 1999. The last trading day for Acsys' Common Stock on the Nasdaq National Market will be September 3, 1999.

          Timothy Mann, Jr., Acsys' Chief Executive Officer said, "We are transitioning our stock listing to the American Stock Exchange in an administrative move to accommodate the Nasdaq National Market's minimum bid requirement. We look forward to our stock trading on the AMEX and providing continued liquidity for our shareholders. The change will not result in any interruption in the trading in our stock as the transition should be seamless for our shareholders. We look forward to developing a great relationship with AMEX."

          Acsys, Inc. is one of the leading specialty professional staffing firms in the U.S. Acsys currently operates over 40 offices, serving metropolitan markets across the United States with a more significant presence in the Eastern and Midwestern United States.

          Information contained in this press release, other than historical information, should be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the operating results, performance or financial condition are the Company's ability to achieve and manage growth; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired businesses into its operations; the Company's ability to attract and retain qualified personnel; the Company's ability to develop new services; conditions in the specialty professional staffing industry; general economic conditions and other factors discussed from time to time in Acsys' filings with the Securities and Exchange Commission.

                                     -END-

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                        Exhibit Index Appears on Page 4